Exhibit 4.1

Number *0*	Shares *0*

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

THIS CERTIFICATE IS TRANSFERABLE IN THE CITIES OF	CUSIP 164651 101

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

a Corporation Formed Under the Laws of the State of Maryland

THIS CERTIFIES THAT **Specimen** is the owner of **Zero (0)** fully paid and nonassessable shares of Common Stock, $0.01 par value per share, of

Cherry Hill Mortgage Investment Corporation

(the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments or supplements thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers.

DATED:

Countersigned and Registered: Transfer Agent		(SEAL)
and Registrar	President

By:
Authorized Signature	Secretary

IMPORTANT NOTICE

The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Charter, (i) no Person shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit, unless such person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year); (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock being Beneficially Owned by less than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code); and (iv) no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would otherwise cause the Corporation to fail to qualify as a REIT. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock which causes or may cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation in writing or, in the case of a proposed or attempted transaction, must give at least 15 days prior written notice to the Corporation. If any of the restrictions on Transfer, Beneficial Ownership or Constrictive Ownership set forth in (i), (ii) or (iv) above are violated, the shares of Capital Stock in excess or in violation of such limitations will be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary and the Person shall acquire no rights in such shares of Capital Stock. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board, in its sole and absolute discretion, if the Board determines that Beneficial Ownership, Constructive Ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, a copy of which, including the restrictions on Transfer and Beneficial Ownership or Constructive Ownership, will be furnished to each holder of Capital Stock on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED, THE CORPORATION WILL REQUIRE

A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT ________ Custodian __________
TEN ENT	-	as tenants by the entireties	(Custodian) (Minor)
JT TEN	-	as joint tenants with right of	Under the Uniform Gifts to Minors Act of ____________
		survivorship and not as tenants in common	(State)

FOR VALUE RECEIVED, ________________HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO

__________________________________________________________________________________

(NAME & ADDRESS, INCLUDING ZIP CODE & SS# OR OTHER IDENTIFYING # OF ASSIGNEE)

___________________________________________________________________________________________________________

___________________(_______) shares of stock of the Corporation represented by this Certificate and does hereby irrevocably constitute and appoint

________________________________attorney to transfer the said shares on the books of the Corporation, with full power of substitution in the premises.

Dated: _____________________

_________________________________________________________________________________________________________________

                                                             NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE

                                                             FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY OTHER

                                                             CHANGE.